Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Second Quarter Earnings; Maintains 2016 Outlook

Dallas, July 25, 2016: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported second quarter 2016 GAAP diluted earnings per share of $1.50 and adjusted earnings per share of $1.59. During the quarter, we delivered year-over-year earnings per share growth despite significant turnaround activity and heightened macroeconomic uncertainty. Our success is driven by our ability to drive differentiated results through the strength of our models and focus on productivity. In our Materials Solutions business, we combine the broadest materials portfolio with our applications expertise to develop innovative solutions for our customers in our engineered materials opportunity pipeline. In the Acetyl Chain, we leverage our global footprint to capture opportunities along our integrated value chain to maximize profitability.
Second Quarter 2016 Financial Highlights:

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Advanced Engineered Materials	82	88	67
Consumer Specialties	80	78	77
Total Materials Solutions	162	166	144
Industrial Specialties	29	31	28
Acetyl Intermediates	77	114	54
Eliminations	1	—	—
Total Acetyl Chain	107	145	82
Other Activities	(26)	(24)	(38)
Total	243	287	188

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
	(unaudited)
	(In $ millions, except per share data)
Adjusted EBIT(1)(2)
Advanced Engineered Materials	111	120	102
Consumer Specialties	108	106	105
Total Materials Solutions	219	226	207
Industrial Specialties	30	33	30
Acetyl Intermediates	80	115	107
Eliminations	1	—	—
Total Acetyl Chain	111	148	137
Other Activities	(18)	(16)	(19)
Total	312	358	325

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Advanced Engineered Materials	27	31	31
Consumer Specialties	28	28	27
Total Materials Solutions	55	59	58

Net earnings (loss)	223	259	201
Operating EBITDA(1)	385	431	391
Diluted EPS - continuing operations	$1.50	$1.73	$1.34
Diluted EPS - total	$1.50	$1.73	$1.33
Adjusted EPS(1)	$1.59	$1.83	$1.58

Net cash provided by (used in) investing activities	(63)	(75)	(181)
Net cash provided by (used in) financing activities	(259)	(473)	18
Net cash provided by (used in) operating activities	349	287	283
Free cash flow(1)	285	217	193
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document below.

Second Quarter 2016 Highlights:

•
Successfully completed the first ever major turnaround at our POM facility in Industrial Park Hoechst, Germany, the largest POM facility in the world. The turnaround was completed on time, safely and cost-effectively, minimizing the impact on our customers. The success of this project exemplifies the expertise and dedication of our talented operations team.

•
Launched 335 new projects through our engineered materials opportunity pipeline, our best quarterly performance ever. In the first half of 2016 we launched 647 new projects, keeping us on track to deliver 1,200 new project launches in 2016, an increase of 20 percent over the prior year.

•
Increased annual dividend by 20 percent from $1.20 to $1.44 per share, reflecting continued strong cash generation, a commitment to consistently growing our dividend and a high degree of confidence in our underlying businesses.

•	Received a credit rating upgrade to Investment Grade by both Standard & Poor's and Moody's Investors Service. Ratings were upgraded to BBB- and Baa3, respectively.

•	Refinanced our secured credit facility into a new unsecured credit facility consisting of a $500 million unsecured term loan and a $1 billion unsecured revolver.
"I am pleased to report strong earnings performance in the second quarter, despite heavy turnaround activity in both the Materials Solutions and Acetyl Chain cores. Our operations organization safely executed these planned turnarounds at multiple locations in an extremely efficient manner, to ensure a high level of reliability for our customers. We are encouraged by our results, as we continue to deliver value in a lower global demand environment marked by uncertainty and weak raw material prices. We generated impressive operating cash flow and free cash flow driven by year-over-year growth in Materials Solutions, resilient performance by the Acetyl Chain and disciplined working capital management. We deployed $200 million of cash in the quarter to repurchase 2.8 million shares, and we also increased our dividend by 20 percent to a rate of $1.44 per share on an annual basis. Our credit rating was upgraded to Investment Grade by Moody's and Standard & Poor's, validating our strong underlying business performance and the strength of our balance sheet," said Mark Rohr, chairman and chief executive officer.
Second Quarter Business Segment Overview
Materials Solutions
The Materials Solutions core grew profitability over the prior year, overcoming the impact of turnarounds as well as headwinds from tow pricing and affiliate earnings. In engineered materials (Advanced Engineered Materials excluding affiliates) we delivered outstanding results, increasing volumes by 8 percent versus the prior year driven by our commercial efforts and the strength of our opportunity pipeline. We had tremendous success in our POM product line, selling record volumes despite increases in global capacity. Higher volume and lower raw material costs more than offset a decline in pricing. We successfully launched a record 335 new projects in the quarter as we continued to extend our opportunity pipeline with a focus on high-value applications. Affiliate results in the quarter were impacted mainly by planned turnarounds and lower prices for MTBE at the Ibn Sina joint venture.
In the tow industry, we continue to see low utilization rates resulting in lower pricing year-over-year. However, our continued efforts to drive productivity, as well as lower raw material and energy costs offset the impact of price declines.

Acetyl Chain
In the Acetyl Chain, we continued to drive differentiated results by leveraging our global platform and the optionality inherent in our integrated portfolio. Quarterly results were negatively impacted by scheduled turnaround activity at various sites during the quarter. Acetic acid pricing was weaker versus the prior year, principally driven by China and year-over-year declines in methanol pricing. These headwinds more than offset the benefits of productivity initiatives.
Cash Flow
The company recorded operating cash flow of $349 million, the second highest quarterly performance in our history, and we generated record free cash flow of $285 million. These results were driven by growth in the Materials Solutions core and disciplined working capital management. Capital expenditures in the quarter were $58 million. During the quarter, we returned $254 million to our shareholders, including $200 million to repurchase 2.8 million shares and $54 million of dividends.
Outlook
"Our financial results this quarter give us further confidence in the effectiveness of our strategy and our value creation models in this constantly evolving macro environment. Materials Solutions offers the best package of global presence, product portfolio and applications expertise in the industry, complemented by a rigorous pipeline process. This enables us to unlock value for customers and in turn drive earnings growth in this business in a sustainable manner. In the Acetyl Chain, our leading position as an integrated producer provides us with unparalleled choices that allow us to be agile in the global marketplace," said Mark Rohr, chairman and chief executive officer. "Recent events have added further uncertainty to expectations for economic growth, and raw materials prices still struggle to recover. However, based on our business plans, the strength of our commercial models and our focus on productivity and operational excellence, we continue to believe that we can deliver adjusted earnings per share growth in the range of 8-10 percent in 2016," said Rohr.
We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. The company's earnings presentation and prepared remarks related to the second quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on July 25, 2016. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese’s global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,000 employees worldwide and had 2015 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's business segments in two subtotals, reflecting our two cores, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. As described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, the Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the Company's Advanced Engineered Materials segment and the Consumer Specialties segment. For comparative purposes, the historical financial information included herein has been presented to reflect the Acetyl Chain and Materials Solutions subtotals. There has been no change to the composition of the Company's business segments.
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core (i.e. Acetyl Chain and/or Materials Solutions) may also be referred to by management as core income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin. Adjusted EBIT margin by core may also be referred to by management as core income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a performance measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 25, 2016 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
	(In $ millions, except share and per share data)
Net sales	1,351	1,404	1,477
Cost of sales	(1,013)	(1,014)	(1,102)
Gross profit	338	390	375
Selling, general and administrative expenses	(71)	(80)	(106)
Amortization of intangible assets	(2)	(2)	(3)
Research and development expenses	(19)	(19)	(59)
Other (charges) gains, net	(4)	(5)	(10)
Foreign exchange gain (loss), net	(1)	3	(3)
Gain (loss) on disposition of businesses and asset, net	2	—	(6)
Operating profit (loss)	243	287	188
Equity in net earnings (loss) of affiliates	35	38	40
Interest expense	(30)	(33)	(30)
Refinancing expense	—	(2)	—
Interest income	—	1	1
Dividend income - cost investments	29	27	26
Other income (expense), net	(2)	—	2
Earnings (loss) from continuing operations before tax	275	318	227
Income tax (provision) benefit	(52)	(60)	(24)
Earnings (loss) from continuing operations	223	258	203
Earnings (loss) from operation of discontinued operations	—	1	(3)
Income tax (provision) benefit from discontinued operations	—	—	1
Earnings (loss) from discontinued operations	—	1	(2)
Net earnings (loss)	223	259	201
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	4
Net earnings (loss) attributable to Celanese Corporation	221	257	205
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	221	256	207
Earnings (loss) from discontinued operations	—	1	(2)
Net earnings (loss)	221	257	205
Earnings (loss) per common share - basic
Continuing operations	1.51	1.74	1.35
Discontinued operations	—	—	(0.01)
Net earnings (loss) - basic	1.51	1.74	1.34
Earnings (loss) per common share - diluted
Continuing operations	1.50	1.73	1.34
Discontinued operations	—	—	(0.01)
Net earnings (loss) - diluted	1.50	1.73	1.33
Weighted average shares (in millions)
Basic	146.5	147.4	153.5
Diluted	147.1	148.1	154.0

Consolidated Balance Sheets - Unaudited

	As of June 30, 2016	As of December 31, 2015
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	735	967
Trade receivables - third party and affiliates, net	792	706
Non-trade receivables, net	217	285
Inventories	636	682
Deferred income taxes	—	68
Marketable securities, at fair value	35	30
Other assets	41	49
Total current assets	2,456	2,787
Investments in affiliates	842	838
Property, plant and equipment, net	3,588	3,609
Deferred income taxes	237	222
Other assets	293	300
Goodwill	711	705
Intangible assets, net	121	125
Total assets	8,248	8,586
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	119	513
Trade payables - third party and affiliates	551	587
Other liabilities	301	330
Deferred income taxes	—	30
Income taxes payable	116	90
Total current liabilities	1,087	1,550
Long-term debt, net of unamortized deferred financing costs	2,464	2,468
Deferred income taxes	116	136
Uncertain tax positions	154	167
Benefit obligations	1,147	1,189
Other liabilities	229	247
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,231)	(1,031)
Additional paid-in capital	133	136
Retained earnings	4,001	3,621
Accumulated other comprehensive income (loss), net	(301)	(348)
Total Celanese Corporation stockholders' equity	2,602	2,378
Noncontrolling interests	449	451
Total equity	3,051	2,829
Total liabilities and equity	8,248	8,586